Exhibit 10.3

Euro Tech (Far East) Limited

(Subscriber)

Jin Xinlie, Zhou Jianlu, Zhu Jinghua, Cheng Fusheng,

Zhang Huaqiang, Chen Jian, Zhang Zhenjiang, Jiang Qinglong

(Management Shareholders)

Zhejiang JiaHuan Limited

(the Company)

Share Transfer and Subscription Agreement

relating to the Company

This Share Transfer and Subscription Agreement is made the 18th day of July 2007 between:

1.             Zhejiang JiaHuan Limited, a company incorporated in the People’s Republic of China and whose registered office is situate at No.188, Jiang Jun Road, Jian Hua City, Zhejiang Province (hereinafter called ‘the Company’);

2.             Euro Tech (Far East) Limited, a company incorporated in the Hong Kong Special Administration Region and whose registered office is situate at 18th Floor, Gee Chang Hong Centre, 65 Wong Chuk Hang Road, Hong Kong (hereinafter called ‘the Subscriber’); and

3.             The following persons: Jin Xinlie, Zhou Jianlu, Zhu Jinghua, Cheng Fusheng, Zhang Huaqiang, Chen Jian, Zhang Zhenjiang, and Jiang Qinglong (hereinafter called ‘the Management Shareholders’).

Whereas:

(A)          The Company is a company incorporated and registered in the People’s Republic of China, with its registered office at No.188, Zhang Zhun Road, Jian Hua City, Zhejiang Province.  At the date of signing of this Agreement, the registered capital of the Company is RMB10,000,000.00.  All of the said capital is fully paid and held by the individual shareholders (including the Management Shareholders) and Zhejiang Province Technology Risk Investment Limited.  Details of the Company are set out in Schedule 1 hereto.

(B)           The Company is a key corporation in the Chinese environmental business, and a major national enterprise in high and innovative technology, specializing in the research and development, manufacture and sale of dust removal electric energy.

(C)           The Subscriber is a company established in Hong Kong, with its registered office at 18th Floor, Gee Chang Hong Centre, 65 Wong Chuk Hang Road, Hong Kong, and is a company listed on the US NASDAQ.  It specializes in dealing with all kinds of environmental protection products and equipments.

(D)          For further developing the business in Mainland China, the Subscriber and the Company are agreeable that the Subscriber shall, subject to the terms and conditions of this Agreement, invest in the Company through equity transfer and subscription of newly increased capital of the Company.  Each of the Management Shareholders, as an original Shareholder of the Company, is agreeable to procure the original Shareholders to transfer their equity, and to procure the Company to increase its capital for subscription by the Subscriber.

1.             Interpretation

1.1           Unless otherwise specified in this Agreement, the following expressions in this Agreement shall mean the following:

“Financial Statements”

Means the financial statements of the Company and its Subsidiaries made up to the Accounting Date and audited according to the international accounting standards, including balance sheets and profit and loss accounts of those companies;

“Accounting Date”	Means 31 October 2006;

“working day”	Means a day when banks in the PRC are in business;

“Completion”	Means completion of the procedures for Equity Transfer and Equity Subscription in accordance with the provisions of Clause 7;

“Completion Date”

Means the date of Completion, namely the first working day after the completion of all of the remittance of the Subscription Price of RMB9,000,000.00 by the Subscriber, verification of such payment and modification of business registration, but in no event later than 14 working days after the remittance of the Subscription Price of RMB9,000,000.00 by the Subscriber to the account specified by the Company;

“Before Completion”	Means from the date of signing of this Agreement up to the Completion Date;

“Conditions”	Means the conditions set out in Clauses 5 and 6;

“Director(s)”	Means the director(s) of the Company;

“Hong Kong”	Means the Hong Kong Special Administrative Region;

“Parties”	Means the signing parties to this Agreement, and a “Party” means any one of the Parties;

“PRC”	Means the People’s Republic of China, except Hong Kong;

“RMB”	Means the lawful currency of the PRC;

“Shareholders”	Means the original shareholders of the Company as at the date of this Agreement, and after Completion, the original shareholders and the Subscriber;

“Original Individual Shareholders”	Means the individual Shareholders amongst the original Shareholders of the Company as at the date of this Agreement;

“Equity Subscription”	Means the subscription of the New registered Capital of the Company;

“New Capital”

Means the newly increased registered capital of the Company, namely the amount of RMB1,250,000.00 registered capital increased by the Company on the Completion Date, which takes up 11.11% of the registered capital of the Company after the increase;

“Subscription Price”	Means the price for subscribing the New Capital as set out in Clause 4;

“Equity Transfer”	Means the transfer of 1,000,000 equity, which takes up 10% of the original registered capital of the Company, by the Original Individual Shareholders to the Subscriber;

“Equity Transfer Form”	Means the agreement for Equity Transfer to the Subscriber to be signed by each Original Individual Shareholder, in the form set out in Schedule 4;

“Transfer Price”	Means the price for Equity Transfer as set out in Clause 3;

“Subsidiaries”	Means those companies in which the Company holds their issues shares or equity, details of which are set out in Schedule 2; and

“Warranties”	Means the representations, warranties and covenants provided by the Company and Management Shareholders, as set out in Clause 8 and Schedule 3.

1.2	In this Agreement (including the Recitals and Schedules), unless the context specifies otherwise:

1.2.1	References to Recitals, Clauses and Schedules are to the recitals, clauses and schedules of this Agreement;

1.2.2	The Recitals and Schedules are an integral part of this Agreement, and have the same force and effect as the contents of this Agreement.

1.2.3	References to laws and regulations include the laws or regulations as may from time to time be modified or reenacted.

1.2.4	Headings are for convenience only, and shall be disregarded when construing this Agreement;

1.2.5	References to the male gender shall include the female and neuter; and references to the singular shall include the plural, and vice versa;

1.2.6

References to any person shall include a natural person, body corporate (wherever established), body unincorporated, partnership and all governmental agencies, or any organization or partnership of any two of the above;

1.2.7	References to this Agreement or any other contract or document shall include this Agreement or other contract or document as may from time to time be revised, modified, renewed or supplemented.

1.2.8

References to any document being “mutually agreed” shall mean a document the contents of which have been approved by all the Parties and confirmed by each Party initialing on that document, and includes any document agreed in writing by each Party as a replacement or modification of the aforesaid document.

1.2.9

The ejusderm generis rule shall not apply to the construction of this Agreement. Hence, expressions such as “any other”, “including”, or “in particular” shall not limit the interpretation of the provisions herein.

1.2.10	All warranties, representations, covenants, indemnities, deeds and agreements made by more than one person shall be regarded as having been made by these persons jointly and severally.

2	Investment Plan

2.1	Pursuant to the conditions of this Agreement, and in reliance on the representation and warranty by the Management Shareholders that the net asset value of the Company as at the Accounting Date and up to the Completion Date is not and will not be less than RMB53,674,838.00, the Subscriber agrees to invest RMB18,000,000.00 in the Company, of which RMB9,000,000.00 is for the acquisition of 1,000,000 equity (10% of the original registered capital) from the Original Individual Shareholders; and the remaining RMB9,000,000.00 is for the subscription of the New Capital of the Company. On completion of the aforesaid investment, the registered capital of the Company shall be modified to RMB11,250,000.00, and the Subscriber shall hold and has fully paid up 20% of the registered capital of the Company.

2.2

On Completion, according to the conditions of this Agreement, the Original Individual Shareholders shall complete the Equity Transfer with the Subscriber. Immediately thereafter, the Subscriber shall complete the Equity Subscription with the Company.

2.3

The Company and the Management Shareholders warrant that after the Equity Transfer and increase of capital, they will procure the Company to complete all procedures for business registration modification in relation to the registered capital and change of shareholders as required and in accordance with the law and regulations.

2.4

The newly increased capital shall be subscribed by the Subscriber on a fully paid basis in accordance with this Agreement, which shall after Completion rank pari passu and enjoy the same rights and benefits with the equity held by the original Shareholders (the commencement date when it shall enjoy the rights and benefits is the date when the Subscription Price is remitted to the account of the Company).

3	Transfer Price and its Payment

3.1

The Transfer Price for the purchase by the Subscriber of 1,000,000 equity from the Original Individual Shareholders shall be RMB9.00 for each share. The total amount payable to the Original Individual Shareholders by the Subscriber for purchasing the equity shall be RMB9,000,000.00.

3.2

The amount of the Transfer Price shall be paid to the Original Individual Shareholders on Completion according to the amount of equity sold by each Original Individual Shareholder. The Subscriber shall enjoy the same rights and benefits with the equity as those held by the original Shareholders (the commencement date when it shall enjoy the rights and benefits is the date when the transferors receive the Transfer Price from the Subscriber).

3.3

For the avoidance of doubt, the equity to be transferred by the Original Individual Shareholders to the Subscriber shall not include any “bonus equity for technical excellence”; and shall be at the ratio in which each holds equity in the Company. The total amount of equity to be transferred to the Subscriber shall be 1,000,000.

4	Subscription Price and Payment

4.1

The Subscription Price for the New Capital shall be RMB9,000,000.00. Of the Subscription Price, an amount of RMB1,250,000.00 shall be recorded as the registered capital of the Company. The surplus premium of RMB7,750,000.00 shall be included as the capital reserve.

4.2

The Subscriber shall pay the Subscription Price in full in one lump sum, that is, RMB9,000,000.00 shall be paid within 10 working days after this Agreement has been signed and the relevant Equity Transfer and Equity Subscription have been approved by the Foreign Economic and Trade Bureau, the Foreign Economic and Trade Department (if necessary) and other relevant departments.

5	Conditions Precedent

5.1	This Agreement shall be conditional on and shall not take effect unless all but not some only of the following conditions precedent are satisfied:

5.1.1

All consent of the Shareholders and Directors of the Company required for completing the Equity Transfer and Equity Subscription having been obtained. For this purpose, the Management Shareholders shall on or before the signing of this Agreement provide to the Subscriber a certified copy of resolutions of all of the Shareholders and Directors of the Company approving the transfer of 1,000,000 equity by the Original Individual Shareholders to the Subscriber, and authorizing the Company to increase its capital and approving the subscription of the New Capital by the Subscriber;

5.1.2

The Original Individual Shareholders have acknowledged in writing their waiver of all of their pre-emptive rights to purchase the equity to be transferred by other Shareholders pursuant to the Articles of the Company; and

5.1.3

All of the Original Individual Shareholders having executed the Equity Transfer Forms, and having delivered the Equity Transfer Forms duly executed to the Subscriber’s lawyers for custody until Completion.

6	Conditions for Completion

6.1	Completion of the Equity Transfer and Equity Subscription shall be conditional upon fulfillment of all but not some only of the following conditions:

6.1.1

All Warranties remain true and accurate at Completion; and there does not exist any misrepresentation and no misrepresentation occurs in any material aspect, whether on Completion or at any time between the date of this Agreement and the Completion Date;

6.1.2

The Management Shareholders having delivered to the Subscriber on or before the Completion Date the latest financial statements of the Company made up to the closest possible date to the Completion Date, and such financial statements indicate that the net asset value of the Company as at the Completion Date is not less than RMB53,674,838.00;

6.1.3

The Shareholders and the Subscriber having not later than the Completion Date (or such other date as the Parties may mutually agree) signed a shareholders agreement mutually acceptable to all Parties; or having approved and adopted a new constitution of the Company mutually acceptable to all Parties by a valid Shareholders’ resolution; and

6.1.4	This Agreement and the relevant Equity Transfer and Equity Subscription having been approved by the relevant departments.

6.2	The Subscriber may waive any or all of the above Conditions at any time by written notice to the Management Shareholders.

6.3	The Original Individual Shareholders shall use their best endeavours to fulfil the above Conditions on or before the date stipulated by Clause 6.4.

6.4	If the above Conditions cannot be fulfilled on or before the Completion Date, unless the Subscriber waives such Conditions in accordance with Clause 6.2, otherwise the

Subscriber shall no longer have any obligation to purchase the equity to be transferred and to subscribe for the New Capital. All payments made by the Subscriber to the Company (as Completion has not taken place no payment is payable to the Original Individual Shareholders), including the Subscription Price mentioned in Clause 4.2, shall forthwith be repaid to the Subscriber in full. This Agreement shall also terminate and be of no further effect, except the provisions of Clause 1 (Interpretation); Clauses 5 and 6 (Conditions); Clause 12 (Notice); Clause 13 (General); Clause 15 (Governing Law); and all claims for antecedent breach which shall all remain in effect.

6.5

The agreement to waive any Condition by written notice from the Subscriber shall not mean or imply that the Subscriber does not rely on the Warranties. The Subscriber still proceeds with the Equity Transfer and Equity Subscription in reliance on the Warranties.

7	Completion

7.1

Within 3 working days after receipt of the Subscription Price, the Company shall issue a certificate in writing confirming receipt of the payment and acknowledging that the Subscriber holds 20% of the registered capital of the Company.

7.2

On compliance with Clauses 5 and 6, procedures for Completion shall take place on the Complete Date at the place of registration of the Company to complete all (but not part only) of the matters prescribed in Clause 7.

7.3	On Completion, the Original Individual Shareholders of the Company shall:

7.3.1

procure that the Original Individual Shareholders shall transfer a total of 1,000,000 equity to the Subscriber; and for this purpose, the Original Individual Shareholders agree that the Subscriber’s lawyers may deliver the Equity Transfer Forms duly executed by the Original Individual Shareholders to the Subscriber for its execution;

7.3.2	procure that the Subscriber shall hold the New Capital issued by the Company, which together shall represent 20% of the total registered capital of the Company;

7.3.3	deliver to the Subscriber certified copies of (i) the resolutions of the Shareholders and Directors of the Company approving the Equity Transfer and approving and authorizing the increase of the New Capital and Equity Subscription thereof; and (ii) information relating to the change of Shareholders from the Industry and Commerce Bureau; and that in accordance with Clause 9.2, a person nominated by the Subscriber shall be appointed as a non-executive Director and supervisor of the Company; such Director shall not participate in the day-to-day management of the Company; and

7.3.4	after the Equity Transfer and Equity Subscription, the Subscriber shall hold 20% of the total registered and issued capital of the Company.

7.4	On Completion, the Subscriber shall:

7.4.1	execute the Equity Transfer Forms duly executed by the Original Individual Shareholders, and deliver the same to the Company for recordal of the relevant Equity Transfer;

7.4.2	pay the Transfer Price to the Original Individual Shareholders in accordance with Clause 3;

7.4.3	deliver to the Company such documents as may be required to apply for the Equity Subscription; and

7.4.4	deliver to the Company a certified copy of the resolution of the board of directors of the Subscriber approving and authorizing the Equity Transfer and Equity Subscription herein.

8	Warranties

8.1

In this Clause 8, unless the context otherwise requires, all Warranties provided in respect of the Company shall be deemed to be repeated, and modified where necessary as to details, in relation to each of the Subsidiaries of the Company.

8.2

The Management Shareholders warrant with the Subscriber that the copy Financial Statements provided by the Company to the Subscriber are true and complete. (A copy of the Financial Statements is annexed hereto as Schedule 5).

8.3	The Company and Management Shareholders warrant that they each have obtained all necessary approval and authorization for the signing of this Agreement; and that once signed, this Agreement will constitute legal, valid, binding and enforceable obligations on the part of the Company, the Original Individual Shareholders and the Management Shareholders.

8.4	The Company and Management Shareholders covenant to not directly or indirectly engage or be interested in any way in any business or activity that competes or may compete with the Company’s business.

8.5

The Management Shareholders warrant with the Subscriber that the all the representations, Warranties and covenants set out in Schedule 3 are true and accurate at all times. If any Management Shareholder discovers or becomes aware of any circumstances or matter that may reasonably cause any of the Warranties to become untrue or misrepresented or breached, he shall notify the Subscriber immediately.

8.6

If any of the Warranties is found to be untrue or misrepresented in any aspect at any time, or if any Management Shareholder breaches any of the Warranties, the Company and/or the defaulting Management Shareholder shall indemnify the Subscriber from and against all losses that it may suffer by reason thereof. The said indemnity shall not prejudice any other right or remedy that the Subscriber may have according to this Agreement or the law.

9	Obligations Before and After Completion

9.1

Before Completion, the Management Shareholders shall carry on the normal operations of the Company and its Subsidiaries, and shall consult the Subscriber and not without obtaining the prior written consent of the Subscriber carry out any dealings beyond the normal course of business of the Company. Unless pursuant to the express provisions of this Agreement, the following matters shall require the prior written consent of the Subscriber:

	(A)	allowing any other person to become a member of the Company or Subsidiaries, whether through subscription or transfer;

	(B)	selling, pledging or dealing with any undertakings or assets of the Company (sale of stock, borrowing or pledging with bank in the normal course of business excepted);

	(C)	distributing or declaring dividend out of any distributable profits after the Accounting Date;

	(D)	altering the Company’s constitution;

	(E)	providing any warranty, surety, promise or other guarantee for any other person;

	(F)	carrying out any transaction or dealing which has a material effect on the financial status or outlook of the Company or Subsidiaries;

	(G)	appointing Director(s);

	(H)	dismissing Director or managerial personnel of the Company or Subsidiaries, or revising their remuneration or employment conditions; or

	(I)	winding up the Company or Subsidiaries voluntarily.

9.2

After Completion, the Subscriber shall have the right to appoint a non-executive Director and supervisor, who shall not participate in the day-to-day management of the Company. The Company shall be notified in writing of the person nominated on the signing of this Agreement, in order that the appointment may be made when completing the procedures for Completion set out in Clause 7.

9.3

After Completion, if the Company will increase its capital or take in new shareholder, the Subscriber shall have the absolute first right to increase its equity at the same price so to maintain its 20% holding of the equity in the Company.

9.4

After Completion, if the net asset value of the Company up to the Completion Date is not less than RMB53,674,838.00, the Subscriber agrees that a sum of RMB5,000,000.00 may be taken out and deducted from the distributable profits of the Company accrued from 1 January 2007 up to the Completion Date for payment of dividend.

9.5

After Completion, the Subscriber and other Shareholders of the Company shall negotiate the dividend policy of the Company for the financial year of 2007 and thereafter from the point of view of the interest of the Company, and upon unanimous agreement shall make distribution of not less than 20% of the distributable profits.

10	Confidentiality and Announcement

10.1

Unless with the prior written consent of all Parties, the terms and conditions of this Agreement, the Equity Transfer and Equity Subscription, and all related matters shall not be disclosed to any third party, including the public or the media (Chinese or English), save and except announcement or disclosure by the Original Individual Shareholders or the Subscriber as required by law or regulating authority.

10.2

All information relating to the other Parties that any Party may obtain in the course of negotiation of this Agreement and the Equity Transfer and Equity Subscription shall be kept confidential. All Parties shall be obliged to ensure that there will not be any disclosure, and unless with the prior written consent of the other Party, there shall not be any disclosure to any third party, except as required by law or regulating authority.

11	Costs

11.1	Each Party shall bear its own costs and expenses, including legal costs, for the preparation, signing, completion and execution of this Agreement and all documents incidental thereto.

12	Notices

12.1

All notices issued pursuant to this Agreement shall be in writing and in Chinese, and be served by hand delivery, prepaid post (by airmail if address is overseas) or facsimile. A notice must state the name of the recipient and be sent according to the following address or facsimile number, or such other address or facsimile number as a Party may from time to time notify the other Parties.

12.2	A notice shall be sent to the Parties as follows:

	(a)	To the Management Shareholders:

Address: No.188, Jiang Jun Road, Jin Hua City, Zhejiang Province
		Facsimile:	0579-82321994
		Recipient:	Mr. Jin Xinlie

	(b)	To the Subscriber:

Address: 18th Floor, Gee Chang Hong Centre, 65 Wong Chuk Hang Road, Hong Kong
		Facsimile:	(852)2873 4887
		Recipient:	Mr. Leung Tak Chun

	(c)	To the Company:

Address: No.188, Jiang Jun Road, Jin Hua City, Zhejiang Province
		Facsimile:	0579-82321994
		Recipient:	Mr. Jin Xinlie

12.3	A notice shall be deemed to be served in the following circumstances:

	(a)	on delivery if by hand delivery;
	(b)	5 working days if by post; and
	(c)	on transmission with correct answerback if by facsimile.

13	General

13.1

Further Assurance:  All Parties agree to carry out (or procure to be carried out) all further steps or actions, and to execute and deliver (or procure to be executed and delivered) all further documents as may reasonably be required or ought to be carried out and/or executed by or in law or for fully and effectually completing the transactions contemplated by the terms of this Agreement.

13.2

Cumulative Remedies:  All rights, powers and remedies of any Party under this Agreement are cumulative and not mutually exclusive, and shall not prejudice any right, power or remedy not expressed herein but available in law. All such rights, powers and remedies may be exercised without limit as and when necessary.

13.3

Waiver:  The waiver, indulgence or delay in exercising of any right or remedy prescribed by law or this Agreement by any Party shall not be deemed a waiver of any other right or remedy. Any such waiver or delay shall not constitute any waiver or modification of any other right or remedy. Any single or partial exercise of any right or remedy shall not prevent any other or further exercise, or prevent the exercise of any other right or remedy.

13.4

Severance:  If any provision of this Agreement or part thereof shall be adjudged void or unenforceable, such provision or part thereof shall be deemed to have been severed from this Agreement, but without prejudice to the remaining provisions or remaining part of the relevant provision and shall not render the same void or unenforceable. All Parties shall use their best endeavours to replace the void or unenforceable provision with a valid and enforceable provision with the nearest possible effect to the void or unenforceable provision.

13.5

Modification:  Any modification to this Agreement shall not be regarded as valid or become a part of this Agreement unless in writing and signed by all Parties. “Modification” shall include any form of change, supplement, deletion or replacement.

13.6

Assignment:  This Agreement shall be equally binding on all Parties hereto. Any Party may not, without the prior written consent of the other Parties, assign or pledge in any way, or otherwise deal with its rights and/or obligations under this Agreement in any other way. This Agreement is not assignable.

13.7

Relationship:  The Parties to this Agreement are independent contractors. Any Party is not and may not hold out as the agent or partner of any of the other Parties, and no Party shall have the right to bind or cause any legal liability for any other Party.

13.8	Time: Time shall be of the essence of this Agreement.

13.9

Survival: Notwithstanding the completion of the transactions contemplated by this Agreement, if any provision shall continue to be performed after Completion, such provision shall remain in full force and effect.

14	Constitution

14.1

Subject to compliance with the relevant laws of the PRC, all Parties shall cooperate to amend the Constitution of the Company to provide for and to give force and effect to the conditions of this Agreement.

15	Law and Jurisdiction

15.1	This Agreement and the Schedules shall be governed by the laws of the PRC.

15.2

The Parties agree that the courts of the place of registration of the Company shall have jurisdiction over any question, dispute, lawsuit or legal proceedings caused by or arising out of this Agreement.

16	Termination of Agreement

If this Agreement and the relevant Equity Transfer and Equity Subscription are not approved by the relevant departments for any reason beyond the scope of abilities of the Company and/or the Management Shareholders, this Agreement and the relevant Equity Transfer and Equity Subscription shall terminate immediately on the date of non-approval. If this Agreement shall not be approved by the relevant departments on 30 September 2007, then regardless of the reason, this Agreement shall immediately terminate. The Parties may agree to extend such date to a date mutually acceptable to all Parties.

Schedule 1

Details of the Company

1.	Name	:	Zhejiang JiaHuan Limited

2.	Date of Incorporation	:	28 April 1994

3.	Place and Type of Company	:	Limited Liability Company registered in the PRC

4.	Registration No.	:	3307001000578

5.	Registered Office	:	No.188 Jiang Jun Road, Jin Hua City, Zhejiang Province

6.	Registered Capital	:	RMB10,000,000.00, divided into 10,000,000 ordinary shares of RMB1.00 each

7.	Registered Shareholders	:

Name of Shareholder	Amount of Equity Contribution

Jin Xinlie	RMB1,000,000
Zhang Huaqiang	RMB1,270,000
Chen Jian	RMB790,000
Zhou Jianlu	RMB710,000
Zhu Jinghua	RMB700,000
Zhang Zhenjiang	RMB680,000
Cheng Fusheng	RMB670,000
Jiang Qinglong	RMB530,000
Zheng Jun	RMB430,000
Cai Tingbin	RMB390,000
Ye Wenyao	RMB250,000
Zhu Weihong	RMB250,000
Wang Jinhui	RMB250,000
Wang Minghua	RMB240,000
Liu Yeuping	RMB240,000
Zhu Yongjun	RMB220,000
Dan Xiaolong	RMB210,000
Song Rongqun	RMB200,000
Wang Ronghua	RMB200,000

8.	Members of the Board of Directors :

Jin Xinlie, Zhou Jianlu, Zhu Jinghua, Zhang Huaqiang, Cheng Fusheng, Chen Jian, Wang Hejun

9.	Legal Representative :	Jin Xinlie

Schedule 2

Details of the Subsidiaries

I. Jinhua City Guo Xin Investment Limited

1.	Name	:	Jinhua City Guo Xin Investment Limited

2.	Date of Incorporation	:	3 July 2003

3.	Place and Type of Company	:	Limited Liability Company registered in the PRC

4.	Registration No.	:	3307001901668

5.	Registered Office	:	8th Floor, No.1223, Danxi Road, Jinhua City, Zhejiang Province

6.	Registered Capital	:	RMB12,700,000.00

7.	Registered Shareholder	:

Shareholder	Amount of Equity Contribution
Jinhua City National Asset Management Limited	RMB2,000,000
Jinhua City Guo Xin Enterprise Limited	RMB1,500,000
Zhejiang JiaHuan Limited	RMB1,500,000
Ji Weijun and others being 15 individuals	RMB7,700,000

8.	Members of the Board of Directors:

Ji Weijun, Wang Guoqin, Cheng Lixian, Yan Zhhua, Jin Xinlie

9.	Legal Representative:	Ji Weijun

II.    Jinhua Zhonghe Environmental Technology Limited

1.	Name	:	Jinhua Zhonghe Environmental Technology Limited

2.	Date of Incorporation	:	13 August 2004

3.	Place and Type of Company	:	Limited Liability Company registered in the PRC

4.	Registered No.	:	3307002904306

5.	Registered Office	:	2/F, YaTai Consolidated Building, No.697 Yongkang Street, Jinhua City, Zhejiang Province

6.	Registered Capital	:	RMB1,000,000.00.00

7.	Registered Shareholders	:

Shareholder	Amount of Equity Contribution

Zhejiang JiaHuan Limited	RMB480,000
Yan Keping	RMB260,000
Wang Ronghua	RMB260,000

8.	Members of the Board of Directors:

Yan Keping, Wang Ronghua, Jin Xinlie

9.	Legal Representative :	Yan Keping

III.     Zhejiang JiaHuan Xinyu Environmental Protection Limited

1.	Name		Zhejiang JiaHuan Xinyu Environmental Protection Limited

2.	Date of Incorporation	:	30 April 2007

3.	Place and Type of Company	:	Limited Liability Company registered in the PRC

4.	Registration No.	:	3307002906094

5.	Registered Office	:	No.333 Xianhua North Street, Jinhua City, Zhejiang Province

6.	Registered Capital	:	RMB5,000,000.00

7.	Registered Shareholder	:

Shareholder	Amount of Equity Contribution

Zhejiang JiaHuan Limited	RMB3,500,000
Yan Yigao	RMB500,000
Xu Chengfu	RMB250,000
Xu Hongbin	RMB250,000
Fu Wenxiao	RMB250,000
Zhu Weijun	RMB250,000

8.	Members of the Board of Directors:

Zhu Jinghua, Zhang Huaqiang, Yan Yigao

9.	Legal Representative :	Zhu Jinghua

Schedule 3

The Company and the Management Shareholders jointly and severally represent to, warrant and covenant with the Subscriber as follows:

1.	About the Company and Subsidiaries

1.1	All details of the Company and the Subsidiaries set out in Schedules 1 and 2 are completely true and correct.

1.2	The Company and the Subsidiaries are all duly registered and incorporated in the PRC according to law, are limited liability companies valid and subsisting, and are independent legal entities.

1.3

The Company and the Subsidiaries have at all times fully observed and complied with all laws and regulations applicable to them and their business. All documents, records or fees required by law have been filed and paid at the times and in accordance with the regulations prescribed by law. All consents, permits, certificates etc. necessary for their operation have been timely obtained in accordance with the requirements of law, and are kept valid.

2.	Financial Status

2.1

All books and financial records have been prepared and kept according to proper operating methods and accounting standards; and accurately record all operating activities of the Company and the Subsidiaries.

2.2	The Financial Statements:

	(I)	correctly reflect the true financial and operating status of the Company and the Subsidiaries as at the Accounting Date, and the results of the relevant period;

	(II)	include the true and complete picture of all liabilities and capital commitments undertaken by the Company and the Subsidiaries as at the Accounting Date.

2.3	All assets of the Company and the Subsidiaries have been truly and completely shown in the Financial Statements.

2.4	Since the Accounting Date:

	(I)	the Company and the Subsidiaries have been operating lawfully in the normal course of business, and their operation has not been suspended or altered;

(II)

there is no material change to the trading condition or customer relation of the Company and the Subsidiaries as compared to the position disclosed by the Financial Statements; nor is there any material change to their financial conditions, financial status, outlook, asset or obligations; nor has any loss or damage to their operation or assets occurred.

2.5	According to the Valuation Report No. JinAn Appraisal (2007) No.015 dated 28 June 2007 and prepared by Jin Hua An Tai Asset Appraisal Limited Liability Company:

	(I)	the Subsidiary Zhejiang JiaHuan Xinyu Environmental Protection Limited has a net asset value of not less than RMB391,178.91 as at 30 April 2007;

	(II)	after appraisal, the actual value of the assets of the said Subsidiary is less than the book value of its assets after adjustment, but the difference shall not be more than RMB908,816.42; and

	(III)	all of the assets and liabilities of the said Subsidiary have been completely and accurately set out in the said Valuation Report.

3.	Equity

3.1

Except as disclosed, there does not exist any agreement or arrangement for the issuance of any share option, or the right to any third party to subscribe for ordinary or preference shares or equity of the Company, or any encumbrance that may affect the shares or equity of the Company.

3.2

The equity transferred by the Original Individual Shareholders to the Subscriber is owned by the Original individual Shareholders, the title thereof is good and is free of any encumbrance, pledge, difference or dispute.

3.3

The Original Individual Shareholders are entitled to transfer the said equity without the consent of any third party; and there exists no agreement or arrangement that may prevent the complete and valid transfer of the said equity to the Subscriber.

4.	Competition

4.1

The Company and the Management Shareholders covenant not to directly or indirectly engage or be interested in any way in any business or activity that competes or may compete with the Company’s business.

5.	Material Contracts

5.1	At the date of this Agreement or the Completion Date, there does not exist any contract that is outside of the normal course of business, or which contains unusual or onerous terms.

5.2	There does not exist any circumstances or event that may cause the material contracts of the Company to be terminated, cancelled or not be enforced.

6.	Litigation

6.1

Except as has been disclosed, the Company or the Subsidiaries is not involved in any litigation, arbitration, administrative or criminal legal proceedings (whether as the plaintiff, defendant or third party). There does not exist any litigation or legal proceedings involving the Company or the Subsidiaries that are not yet concluded; or any circumstances or event that will cause or result in any dispute, litigation or legal proceedings for the Company or the Subsidiaries.

7.	Tax

7.1	The tax registrations of the Company and the Subsidiaries are in compliance with all applicable laws and regulations.

7.2

At all times, the Company and the Subsidiaries have reported and paid all taxes timely and in accordance with law. There does not exist any circumstances or activities of tax theft, non-payment of tax or tax avoidance.

7.3

All tax benefits and/or concessions, including the policy of “two free three discount half”, that the Company and Subsidiaries have been enjoying at all material times are in compliance with all applicable laws and regulations; and there are no circumstances that will give rise to or result in any breach of law or regulation, recovery of tax or tax penalty etc.

8.	Intellectual Property

8.1

The intellectual property of the Company or the Subsidiaries, including patent inventions, technical know-how, trade marks and copyrights etc., and whether registered or being registered or not yet registered, are all owned by the Company or the Subsidiaries; are legally valid and effective, and not obtained by the licence of any third party. The patent inventions, technical know-how, trade marks and copyrights etc. owned by the Company or the Subsidiaries may not be assigned or used by any third party without payment.

8.2	The Company or the Subsidiaries has not committed any infringement; and has not received any claim or demand for infringement from any third party.

9.	Properties and Assets

9.1	Except as disclosed in the Financial Statements, the Company does not own any other property or asset.

9.2

All properties and assets of the Company are the sole and absolute property of the Company. The Company has obtained all relevant certificates of ownership and all other necessary documents and proofs in accordance with law. Except as disclosed, there does not exist any other charges or encumbrances.

9.3	All taxes and fees payable in respect of the properties and assets of the Company have been fully paid in time in accordance with law.

9.4

All relevant leases for properties leased by the Company are valid and subsisting. There does not exist any circumstances that will cause such contracts to be terminated, cancelled or not enforced. There does not exist any dispute, non-payment or other unfulfilled liabilities between the Company and the owners of the relevant properties.

Schedule 4

Equity Transfer Form

Zhejiang JiHuan Limited

Equity Transfer Agreement

Transferor:

Identity Card No.:

Transferee:      Euro Tech (Far East) Limited

Registered Office:  18th Floor, Gee Chang Hong Centre, 65 Wong Chuk Hang Road, Hong Kong

1.

Upon friendly negotiation, Transferor agrees to transfer the            shares/equity he holds in Zhejiang JiaHuan Limited (the ‘Company’) to Euro Tech (Far East) Limited at the price of RMB1:9 (RMB9.00) (RMB9.00 each share/equity). Transferee agrees to purchase such shares/equity at the aforesaid price from the Transferor. Both parties agree to proceed with and complete the transfer in accordance with the terms, procedures and time contained in a Share Transfer and Subscription Agreement relating to the Company and signed between the Transferee and the Management Shareholders of the Company.

2.

The transfer price shall be paid to the Transferor on completion according to the amount of equity transferred by the Transferor. Thereafter, Transferee shall enjoy the same rights and benefits with the equity held by the original shareholder. The commencement date when it shall enjoy such rights and benefits shall be the date when the Transferor receives the transfer price from the Transferee, that is the time of complete transfer of the equity is the date when the Transferor receives the transfer price from the Transferor.

3.

Transferor warrants with the Transferee that the equity transferred to the Transferee is owned by the Transferor; the title is good, and free from any encumbrance, pledge, difference or dispute; that the transfer does not require the consent of any third party (and if such need exists, he must complete all relevant procedures for obtaining such consent before the transfer of equity); and that there exists no agreement or arrangement that may prevent the complete and valid transfer of the said equity to the

Transferee. For the avoidance of doubt, the equity transferred by the Transferor to the Transferee does not include any “bonus shares for technical excellence”.

4.

If any dispute arises in relation to the signing or performance of this agreement, both parties shall negotiate for a resolution, failing which either party may seek to resolve the dispute through judicial means by commencing legal proceedings at the jurisdiction where the Transferor is located.

5.	Transferor acknowledges that he waives any pre-emptive right to purchase the equity to be transferred by other shareholders of the Company or to subscribe for any new capital increased by the Company.

6.

This agreement shall be signed in quadruplicates. Transferor and Transferee shall each hold one part; the Company shall hold one part for record; and the remaining part shall be used for modification of business registration.

7.	The place of signing of this Agreement shall be at Jin Hua City, Zhejiang Province. The agreement shall take effect upon signing by both the Transferor and Transferee.

Date:	Date:

Signed by Transferor	Signed by Transferee
Witness:	Witness:

Schedule 5

Financial Statements

(attached)